REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Waddell & Reed Funds, Inc.

In our opinion, the accompanying statement of changes in net assets and the financial highlights present fairly, in all material respects, the changes in the net assets and financial highlights of each of the six mutual funds comprising Waddell & Reed Funds, Inc. (the "Corporation") for the year ended March 31, 1996 and for each of the periods in the period ended March 31, 1996, respectively, in conformity with generally accepted accounting principles. This statement of changes in net assets and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at March 31, 1996 by correspondence with the custodian and brokers, provide a reasonable basis for the opinion expressed above. We have not audited the financial statements of the Waddell & Reed Funds, Inc. for the twelve month period ended March 31, 1997.



Price Waterhouse LLP
Kansas City, Missouri
May 10, 1996